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                                                                    EXHIBIT 10.5



                        INVESTMENT UNIT PRICING AGREEMENT

        THIS INVESTMENT UNIT PRICING AGREEMENT (this "Agreement"), dated as of September 30, 1999, is entered into by and between GENERAL AUTOMATION, INC., a Delaware corporation (the "Company"), and PACIFIC MEZZANINE FUND, L.P., a California limited partnership (together with its successors and assigns, "PMF", and together with the additional parties pursuant to the Loan Agreement (as defined below), the "Investors").

                                 R E C I T A L S

        A. The Company and the Investors have entered into a Loan Agreement, dated as of even date herewith (the "Loan Agreement"). Capitalized terms not defined herein shall have the meanings ascribed to them in the Loan Agreement.

        B. The parties hereto intend that (i) the Notes, in the original principal amount of a minimum of Three Million One Hundred Fifty Thousand Dollars ($3,150,000) and a maximum of Four Million Two Hundred Thousand Dollars ($4,200,000), which are to be sold to the Investors by the Company on the Closing Date pursuant to the Loan Agreement and (ii) the Warrants, entitling the Investors to purchase up to an aggregate of 525,000 shares of the Company's Common Stock, which are to be issued to the Investors by the Company on the Closing Date pursuant to the Loan Agreement, together shall constitute "investment units" within the meaning of Section 1273(c)(2) of the Code (the "Units"), for which the Investors has paid an aggregate of Four Million Two Hundred Thousand One Hundred Dollars ($4,200,100).

        C. Treasury Regulation Section 1.1273-2(h)(1) provides that where an investment unit is issued for money, the investment unit shall be treated as one debt instrument and the issue price of the investment unit shall be determined under Treasury Regulation Section 1.1273-2(a)(1), which provides that the issue price is the price at which a substantial amount of the debt instrument is sold for money. Treasury Regulation Section 1.1273-2(h)(1) further provides that the issue price of the investment unit is then allocated between the debt instrument and the property right that comprise the unit based on their relative fair market values.

        NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement and other valuable consideration, the parties hereto agree as follows:

                                    AGREEMENT

        1. Issue Price of Unit. The aggregate issue price of the Units is minimum of Three Million One Hundred Fifty Thousand Seventy Five Dollars ($3,150,075) and a maximum of Four Million Two Hundred Thousand One Hundred Dollars ($4,200,100). Such issue price shall be allocated between the Notes and the Warrants based on their relative fair market values.

        2. Fair Market Value of Notes. A debt instrument comparable to the Notes would have an original yield to maturity of ten percent (10%) and such rate shall be the discount rate utilized to determine the fair market value of the Notes. The fair market value of the Notes, based on the application of such discount rate, is a minimum of Three Million Seventy Five


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Thousand Dollars ($3,075,000) and a maximum of Four Million One Hundred Thousand
Dollars ($4,100,000).

        3. Fair Market Value of Warrants. The fair market value of the Warrants is a minimum of Seventy Five Thousand Dollars ($75,000) and a maximum of One Hundred Thousand Dollars ($100,000).

        4. Allocations. Based on the foregoing determinations of fair market value, the allocation of the aggregate issue price of the Units pursuant to Treasury Regulation 1.1273-2(h)(1) is a minimum of Three Million Seventy Five Thousand Seventy Three Dollars ($3,075,073) and a maximum of Four Million One Hundred Thousand Ninety Eight Dollars ($4,100,098) for the Notes and a minimum of Seventy Five Thousand Two Dollars ($75,002) and a maximum of One Hundred Thousand Two Dollars ($100,002) for the Warrants. The Company and the Investors acknowledge and agree that this Agreement is intended to establish the allocation of the issue price of the Units as required by Treasury Regulation 1.1273-2(h)(1) and Section 1273(c)(2)(B) of the Code. The aggregate issue price of the Units is allocated between the Investors pro rata based upon the principal amount of the Notes purchased by each Investor and the number of Shares of Common Stock issuable upon exercise of the Warrant purchased by each Investor.

        5. Binding Effect on Successors. This Agreement shall be binding upon and shall inure to the benefit of the respective successors and assigns of the parties hereto.

        6. Notices and Demands. Any notice, request or other document required or permitted to be given or delivered to the Investors or the Company shall (a) be in writing, (b) be delivered personally or sent by registered or certified mail or overnight courier to the intended recipient to Investors at their addresses as shown on the books of the Company, or to the Company at the address indicated therefor in the Loan Agreement, unless the recipient has given written notice of another address, and (c) be effective on receipt if delivered personally, five (5) business days after dispatch if so mailed, and one (1) business day after dispatch if sent by overnight courier service.

        7. Entire Agreement. The Loan Agreement, this Agreement and the exhibits hereto and thereto contain the entire understanding and supersede any prior written or oral agreement among the parties concerning the subject matter contained herein. There are no representations, warranties, agreements, arrangements or understandings, oral or written, between the parties hereto, relating to the subject matter contained in this Agreement, which are not fully expressed in the Loan Agreement, this Agreement or the exhibits hereto or thereto.

        8. Paragraph and Section Headings. Captions at the beginning of each numbered paragraph and section of this Agreement are solely for the convenience of the parties and shall not be deemed part of this Agreement.

        9. Waiver. No waiver of any breach or default of this Agreement by any party hereto shall be considered to be a waiver of any other breach or default of this Agreement.


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        10.     Further Assurances. The Company and the Investors agree to perform any further acts and to execute and deliver any further documents that may be reasonably necessary to carry out the provisions of this Agreement.

        11. Amendments. This Agreement may be amended or restated only by a written agreement executed by the Company and Investors.

        12. Attorney's Fees. Should any litigation be commenced between the parties hereto concerning any provision of this Agreement or the rights and duties of any person or entity in relation thereto, the party or parties prevailing in such litigation shall be entitled, in addition to such other relief that may be granted or that may be provided in the Loan Agreement, to a reasonable sum as and for their or his, her or its reasonable attorneys' fees and costs and expenses incurred in such litigation.

        13. Governing Law. This Agreement has been executed in and shall be subject to and construed under the substantive laws of the State of California (other than the law of conflicts).

        14. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but such counterparts, when taken together, shall constitute but one and the same agreement.

        This Agreement is hereby executed as of the date first above written.

GENERAL AUTOMATION, INC.

By: ________________________________
Title: _____________________________

PACIFIC MEZZANINE FUND, L.P.

By: Pacific Private Capital,
        its General Partner

By: ________________________________
        General Partner

By: ________________________________
Title: _____________________________


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